Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 18, 2017, relating to the consolidated financial statements of Nutanix, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Nutanix, Inc. for the year ended July 31, 2017.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
September 18, 2017